Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE	Contact:	Janice McDill, 312.698.6707
janice.mcdill@grubb-ellis.com
Grubb & Ellis Company to Present
at Deutsche Bank 2008 Small Cap Growth Conference
SANTA ANA, Calif. (Feb. 14, 2008) — Grubb & Ellis Company (NYSE: GBE), a leading real estate services and investment firm, today announced that it will make a presentation to the investment community at the Deutsche Bank 2008 Small Cap Growth Conference, held Feb. 12-15 in Naples, Fla.
     Scott Peters, Chief Executive Officer, is scheduled to present an overview of the Company and its growth strategy on Friday, Feb. 15 from 8 a.m. to 8:30 a.m. Eastern Time.
     Interested parties may access a live webcast of the presentation by logging on to the Investor Relations section of the Grubb & Ellis Web site at www.grubb-ellis.com. Investors are advised to visit the site at least 10 minutes before the scheduled presentation to register, download and install any necessary multimedia streaming software. The software plug-ins required for the live event can be either RealPlayer or Windows Media Player. The audio file of this webcast will be archived and available on the Company’s site for 90 days.
About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE) is one of the largest and most respected commercial real estate services and investment companies. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.
Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges, public non-traded real estate investment trusts (REITs) and real estate investment funds. As of December 31, 2007, nearly $3 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 216 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.
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